FOR IMMEDIATE RELEASE McCormick Announces Suspension of Operations in Russia and Details Humanitarian Efforts for Ukraine HUNT VALLEY, Md., March 11, 2022 – McCormick & Company, Incorporated (NYSE: MKC), today announced a suspension of operations in Russia. This decision follows the immediate action the company took at the start of the conflict to stop all advertising and promotional activity and other investments in Russia. Company operations in Ukraine have been paused in order to focus on the safety of employees and their families. To aid in humanitarian efforts, the company is also supporting the Polish Center for International Aid (PCPM) and the World Central Kitchen. McCormick hopes for an immediate end to the conflict in Ukraine and the suffering of innocent people. The company will continue to monitor and assess the situation as circumstances evolve. About McCormick McCormick & Company, Incorporated is a global leader in flavor. As a Fortune 500 company with over $6 billion in annual sales across 170 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick. Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com follow McCormick & Company on Twitter, Instagram and LinkedIn. # # # For information contact: Global Communications: Lori Robinson - lori_robinson@mccormick.com